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                            Asset Purchase Agreement
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THIS AGREEMENT is made the 19th day of April, 2002

BETWEEN:

          HAGENSBORG FOODS CORP, a company incorporated under the laws of Nevada, having its registered offices at 333 Holcomb Avenue, Ste 300 Reno, Nevada 89502


                                                                  (the "Vendor")

AND:

          HAGENSBORG FOODS LTD.  and
          HAGENSBORG SEAFOODS LIMITED each being companies incorporated under the laws of British Columbia, and having their registered offices at 480 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9

    (referred to individually as "HFL" or "HSL", or jointly as the "Purchasers")


BACKGROUND

A. The Vendor carries on the business of distributing and wholesale sales of food products, (the "Vendor's Business").

B. HSL is a wholly owned subsidiary of HFL, and they have agreed to divide the Vendor's Business between them, with HFL acquiring the Branded Business (as defined herein), and HSL acquiring the Seafood Business of the Vendor.

C. The Vendor has agreed to sell, and the Purchasers have agreed to purchase, subject to certain exceptions listed in this Agreement, all the assets and undertaking of the Vendor's Business, and the Purchasers have agreed to grant back to the Vendor distribution rights to the products being acquired from the Vendor, all on the terms and subject to the conditions provided in this Agreement.


TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with the others as follows:

1.     PURCHASE AND SALE OF ASSETS

1.1    Description of Assets


Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchasers, and the Purchasers agree to purchase from the Vendor at closing, the undertaking and all the property and assets of the Vendor's Business of every kind and description wherever situate (except as provided in section 1.2), including, without limiting the foregoing:

     (a)  all inventories (the "Inventories");

     (f)  all equipment;

     (g) the benefit of all unfilled orders received by the Vendor in connection with the Vendor's Business, and all other contracts, engagements or commitments, whether written or oral, to which the Vendor is entitled in connection with the Vendor's Business, and in particular all right, title and interest of the Vendor in, to and under the material agreements and contracts (the "Material Contracts") described in the Schedule of Material Contracts;

     (h) all right and interest of the Vendor to all registered and unregistered trademarks, trade or brand names, copyrights, designs, restrictive covenants and other industrial or intellectual property used in connection with the Vendor's Business (the "Intangible Property"), including, without limitation, the intangible property described in the Schedule of Intangible Property;

          ; and

     (i) the goodwill of the Vendor's Business and the right of the Purchasers to represent themselves as carrying on the Vendor's Business in continuation of and in succession to the Vendor and the right to use the name "Hagensborg" or any variation thereof as part of or in connection with the Vendor's Business (the "Goodwill");

       all of which are collectively called the "Assets".

1.2    Exclusions

Cash on hand or on deposit, and accounts receivable shall be specifically excluded from the purchase and sale in this Agreement, and from the Assets.

1.3      Division of Assets between the Purchasers

HFL and HSL agree that the Assets will be divided between them such that HFL will acquire the Branded Business and HSL will acquire the Seafood Business.

For the purposes hereof the Branded Business shall mean that portion of the Vendor's Business related to the "Kiss Me" and "spoons" chocolate based products, and all other Assets not related to the Seafood Business, including:

     -    All product inventory and product packaging supplies
     -    Kiss Me(TM) trademarks and intellectual property
     -    Branded Business equipment including Custom frog-shaped molds
     -    Shelf space arrangements with all customers
     -    Existing contracts
     -    Trade acceptance


For the purposes hereof the Seafood Business shall mean that portion of the Vendor's Business related to the pate and seafood based products including:

     -    All product inventory and product packaging supplies
     -    All "Hagensborg" trademarks
     - All manufacturing finishing and packaging equipment utilized in the production of the Seafood Business products
     -    all recipes for seafood pates and products
     -    Shelf space arrangements with all customers
     -    Existing contracts
     -    Trade acceptance



2.     PURCHASE PRICE AND ALLOCATION

The purchase price payable by the Purchasers to the Vendor for the Assets will be US$1,000,000, and shall be allocated between the Purchasers such that HFL shall pay US$250,000 for the Branded Business (the "BB Purchase Price"), and HSL shall pay US$750,000 for the Seafood Business (the "SB Purchase Price"). The BB Purchase Price and the SB Purchase Price are allocated as follows:

2.1      BB Purchase Price Allocation

     (a) to the Inventories, approximately US$47,000, with their net book value as at closing determined in accordance with section 6.1;

     (b)  to Packaging materials, US$17,000;

     (c) to the Intangible Property and the Material Contracts, including shelf space arrangements and Trade Acceptance Drafts, US$100,000; and

     (d) to the Goodwill and any other of the Assets not related to the Branded Business purchased under this Agreement, US$86,000, or the balance after deducting (a), (b) and (c) above from $250,000, whichever is the lower amount.

2.2  SB Purchase Price Allocation

     (a) to the Inventories, approximately US$32,000, with their net book value as at closing determined in accordance with section 6.1;

     (b)  to Packaging materials, US$47,000;

     (c)  to manufacturing equipment US$100,000;

     (d) to the Intangible Property and the Material Contracts, including shelf space arrangements and Trade Acceptance Drafts, US$300.000; and

     (f) to the Goodwill and any other of the Assets related to the Seafood Business purchased under this Agreement, US$271,000, or the balance after deducting (a), (b) (c) and (d) above from $750,000, whichever is the lower amount. . .


3. PAYMENT OF THE PURCHASE PRICE

3.1      Payment of the BB Purchase Price

The purchase price for the Branded Business shall be paid and satisfied by certified cheque or bankers draft payable at par in Vancouver to or to the order of the Vendor and delivered at closing.

3.2      Payment of the Seafood Business Purchase Price

The purchase price for the Seafood Business shall be paid and satisfied by certified cheque or bankers draft payable at par in Vancouver to or to the order of the Vendor and delivered at closing.

4. ASSUMPTION OF LIABILITIES

4.1    Assumed Indebtedness

The Purchasers will assume no liabilities of the Vendor.

5. REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchasers as follows, with the intent that the Purchasers will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

5.1    Capacity to Sell

The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada with respect to the filing of annual reports, and has the power and capacity to own and dispose of the Assets and to carry on the Vendor's Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

5.2    Authority to Sell

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

5.3    Sale Will Not Cause Default

Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement will:

     (a) violate any of the terms and provisions of the memorandum or articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets; or

     (b) give any person the right to terminate, cancel or remove any of the Assets, except to the extent that the consents of the other parties to the Material Contracts are required to assign the Material Contracts;

5.4    Assets

The Vendor owns and possesses and has a good marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interest, encumbrances and other claims except as described in the Schedule of Material Contracts.

5.5    Books and Records

The books and records of the Vendor fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles in the U.S., the financial position of the Vendor and all material financial transactions of the Vendor relating to the Business have been accurately recorded in those books and records.

5.6    Financial Statements

The financial statements (the "Statements") of the Vendor for the fiscal year ended June 30, 2001, copies of which are attached as the Schedule of Financial Statements, have been prepared in accordance with generally accepted accounting principles in the US applied on a basis consistent with those of previous fiscal years and present fairly and correctly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Vendor as of the date of the balance sheet included in the Statements, and the sales and earnings of the operations of the Vendor during the period covered by the Statements.

5.7    Material Change

Since the date of the balance sheet included in the Statements there has not been:

     (a) any change in the financial condition of the Vendor's Business, its liabilities or the Assets other than changes in the ordinary course of business, none of which has been materially adverse;

     (b) any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Assets or the Vendor's Business;

     (c) any material increase in the compensation payable or to become payable by the Vendor to any of its officers, employees or agents or any bonus, payment or arrangement made to or with any of them, except increases agreed to in writing by the Purchasers.

5.8    Litigation

Excepting the damages claim of a former Landlord of the Vendor, the particulars of which are known to the Purchasers, there is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to the Vendor, the Vendor's Business or any of the Assets, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

5.9    Conformity With Laws

All governmental licenses and permits required for the conduct in the ordinary course of the operations of the Vendor's Business and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit, including those regulating the discharge of materials into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, the Assets have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party.

5.10   Forward Commitments

All outstanding forward commitments by or on behalf of the Vendor for the purchase or sale of the Inventories have been made in accordance with established price lists of the Vendor or its suppliers, or if otherwise, then in accordance with the Vendor's normal business custom in varying those established price lists.

5.11     Material Contracts

The Schedule of Material Contracts contains a true and correct listing of each written or oral contract of the following types to be acquired or assumed by the
Purchasers:

     (a)  contracts or commitments out of the ordinary course of business;

     (b) contracts or commitments involving an obligation to pay in the aggregate US$1,000 or more or of a duration greater than one year;

     (c) contracts or commitments affecting ownership of, or title to, or any interest in real estate or in personal property;

     (d)  contracts or commitments in respect of the Intangible Property;

     (e) except as required by statute or regulation, contracts or commitments in respect of bonuses, incentive compensation, pensions, group insurance or employee welfare plans, all of which are fully funded as determined by an independent and reputable firm of actuaries employed by the Vendor;

     (f) employment contracts or commitments other than unwritten employment contracts of indefinite duration entered into in the ordinary course of the Vendor's Business.

5.12   No Defaults

Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement there has not been any default in any obligation to be performed under any Material Contract, each of which is in good standing and in full force and effect, un-amended, except as set forth in the Schedule of Material Contracts.

5.13   Accuracy of Representations

No certificate furnished by or on behalf of the Vendor to the Purchasers at closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the certificate not misleading.

6. COVENANTS OF THE VENDOR

6.1    Determination of Net Book Values

The Vendor and the Purchasers shall determine as of the day immediately preceding closing, the net book value of the Receivables in relation to each of the Seafood Business and the Branded Business, and arrange payment of same, which amounts shall be within 10% of the estimates set out in Section 2.

6.2    Conduct of Business

Until closing, the Vendor shall conduct the Vendor's Business diligently and only in the ordinary course and will use its best efforts to preserve the Assets intact, and to preserve for the Purchasers its relationship with its suppliers, customers and others having business relations with it.

6.3    License Back to Use Name

The Purchasers hereby grant a non-exclusive license back to the Vendor to continue to use the word "Hagensborg" within its corporate name, and in conjunction only with the Distribution Rights granted back to the Vendor pursuant to Section 11.3 hereof. In the event of termination of the Distribution Agreement the Vendor agrees that it will change its corporate name to exclude the term Hagensborg, or any other word deemed offensive to the business purposes of the Purchasers upon receipt of written notice to do so.

6.4    Access by Purchasers

The Vendor shall give to the Purchasers and Purchasers' counsel, accountants and other representatives full access, during normal business hours throughout the period prior to closing, to all of the properties, books, contracts, commitments and records of the Vendor relating to the Vendor's Business and the Assets, and shall furnish to the Purchasers during that period all such information as the Purchasers may reasonably request.

6.5    Insurance

From the date of this Agreement until closing, the Vendor shall maintain in full force and effect the policies of insurance currently in effect in respect of the Assets until closing.

6.6    Procure Consents

The Vendor shall diligently take all reasonable steps required to obtain, before closing, all consents to the assignments of the Material Contracts and any other of the Assets for which a consent is required.

6.7    Covenant of Indemnity

The Vendor shall indemnify and hold harmless the Purchasers from and against:

     (a) any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at closing and which are not agreed to be assumed by the Purchasers under this Agreement;

     (b) any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Vendor under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchasers under this Agreement; and

     (c) any and all claims, actions, suits, demands, costs and legal and other expenses incident to any of the foregoing.



7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

7.1    Status of Purchasers

The Purchasers are each corporations duly incorporated, validly existing and in good standing under the British Columbia Company Act with respect to the filing of annual returns, have the power and capacity to enter into this Agreement and carry out its terms.

7.2    Authority to Purchase

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchasers, and this Agreement constitutes a legal, valid and binding obligation of the Purchasers enforceable against the Purchasers in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

8. COVENANTS OF THE PURCHASERS


8.1    Social Services Tax, Goods and Services Tax and the Income Tax Act

The Purchasers will be liable for and shall pay all sales taxes and registration charges and transfer fees properly payable upon and in connection with the sale and transfer of the Assets by the Vendor to the Purchasers. At closing, each of the Purchasers and the Vendor shall make such tax elections under the Canada Excise Tax Act and Income Tax Act, respectively, as may be required by the Purchasers.

8.2    Consents

The Purchasers shall at the request of the Vendor execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to in section
6.6 and will assist and co-operate with the Vendor in obtaining the consents.

9.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1    Vendor's Representations, Warranties and Covenants

All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor under this Agreement or in connection with the transaction contemplated by this Agreement shall be deemed to be representations and warranties by the Vendor. All representations, warranties, covenants and agreements made by the Vendor in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Purchasers, subject to section 9.2, and shall continue in full force and effect for the benefit of the Purchasers.

9.2    Limitation on Vendor's Indemnity

No claim by the Purchasers under the covenant of indemnity contained in section
6.7 or for damages or other relief in respect of misrepresentation or breach of warranty, covenant or agreement by the Vendor under this Agreement will be valid unless:

     (a) written notice of the claim is given by the Purchasers to the Vendor before the expiration of 12 months after closing; and

     (b)  the aggregate amount of all such claims exceeds US$ 10,000.

9.3    Purchasers' Representations, Warranties and Covenants

All representations, warranties, covenants and agreements made by the Purchasers in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor.

10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS

All obligations of the Purchasers under this Agreement are subject to the fulfillment at or before closing of the following conditions:

10.1   Vendor's Representations And Warranties

The Vendor's representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of closing as if such representations and warranties were made at and as of such time.

10.2   Vendor's Covenants

The Vendor will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at closing.

10.3   Vendor's Certificate

The Vendor will have delivered to the Purchasers a certificate of the President and Secretary of the Vendor, dated the time of closing, certifying in such detail as the Purchasers may specify to the fulfillment of the conditions set forth in sections 10.1 and 10.2.

10.4     Consents

The Purchasers will have received duly executed copies of the consents or approvals referred to in section 6.6.

The foregoing conditions are for the exclusive benefit of the Purchasers and any such condition may be waived in whole or in part by the Purchasers at or before closing by delivering to the Vendor a written waiver to that effect signed by the Purchasers.

11.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VENDOR

All objections of the Vendor under this Agreement are subject to the fulfillment, before or at closing, of the following conditions:

11.1   Purchasers' Representations and Warranties

The Purchasers' representations and warranties contained in this Agreement will be true at and as of closing as though such representations and warranties were made as of such time.

11.2   Purchasers' Covenants

The Purchasers will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before closing.

11.3     Grant of Distribution Rights Back

The Purchasers and the Vendor shall enter at Closing, into a Distribution Agreement in substantially the form attached hereto as Appendix "A", whereby the Vendor will be granted back the non-exclusive right for a period of 6 months to distribute the Seafood products, the Branded Products and all other products now, or in the future during the term of the Distribution Agreement produced by the Purchasers within the United States of America.

11.4     Consents of Third Parties

All consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Assets will have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchasers have not waived the need for all such consents or approvals.

Each of the foregoing conditions is for the exclusive benefit of the Vendor and any such condition may be waived in whole or part by the Vendor at or before closing by delivering to the Purchasers a written waiver to that effect signed by the Vendor.

12. CLOSING

12.1   Time of Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets will be completed at a closing to be held at 11:00 a.m., local time in Vancouver, on April 19, 2002 or at such other time and date agreed upon in writing between the parties (the "Time Of Closing").

12.2   Place of Closing

The closing will take place at the offices of the Purchasers' solicitors, Armstrong & Company, 480 - 650 West Georgia Street, Vancouver, British Columbia.

12.3   Documents to be Delivered by the Vendor

At the closing the Vendor will deliver or cause to be delivered to the
Purchasers:

     (a) all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchasers' counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchasers to the extent contemplated by this Agreement, and immediately registerable in all places where registration of such instruments is required;

     (b) all consents or approvals obtained by the Vendor for the purpose of validly assigning the Material Contracts;

     (c)  possession of the Assets;

     (d) the certificate of the President and Secretary of the Vendor to be given under section 10.3;

     (e) the elections under the Excise Tax Act and the Income Tax Act as may be required by the Purchasers;

     (f) duly executed releases of, or evidence to the reasonable satisfaction of the Purchasers as to the discharge of any and all liabilities which the Purchasers has not agreed to assume and which may be enforceable against any of the Assets being purchased under this Agreement;

     (g) certified copies of those resolutions of the shareholders and directors of the Vendor required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor under this Agreement; and

     (h)  a statement of the Assumed Indebtedness signed by the Vendor.

12.4   Documents to be Delivered by the Purchasers

At the closing the Purchasers will deliver or cause to be delivered:

     (a) a covenant of the Purchasers in favour of the Vendor agreeing to assume and pay or perform and indemnify the Vendor against the Assumed Indebtedness and other obligations agreed to be assumed by the Purchasers under this Agreement in the manner and to the extent provided in this Agreement;

     (b) the elections under the Excise Tax Act and the Income Tax Act as may be required by the Purchasers;

     (c) a certified cheque or banker's draft payable to the Vendor for that portion of the Seafood Business Purchase Price payable in cash by HSL; and

          a certified cheque or banker's draft payable to the Vendor for the Branded Business Seafood Purchase Price payable in cash by HFL.

13. Risk of Loss

From the date of this Agreement to closing, the Assets will be and remain at the risk of the Vendor. If any of the Assets are lost, damaged or destroyed before closing, the Purchasers may, in lieu of terminating this Agreement under Article 10, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Purchasers and all right and claim of the Vendor to any such amounts not paid by closing will be assigned to the Purchasers.


14. Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

15. Set-Off

If, under this Agreement or any document delivered under this Agreement, the Vendor becomes obligated to pay any sum of money to the Purchasers, then such sum may at the election of the Purchasers, and without limiting or waiving any right or remedy for the Purchasers under this Agreement, be set off against and will apply to any sum of money or security owed by the Purchasers to the Vendor until such amount has been completely set off.

16. Notice

All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set forth on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

17.    Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

18. Time of the Essence

Time will be the essence of this Agreement.

19. Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

20. Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

21. Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

HAGENSBORG FOODS CORP.

/s/ C. Robin Relph, Chairman
-------------------------------
Authorised Signatory


HAGENSBORG FOODS LTD.

/s/ Farhad Bahrami, President
-------------------------------
Authorised Signatory


HAGENSBORG SEAFOOD LIMITED

/s/ Farhad Bahrami, President
-------------------------------
Authorised Signatory